FORM 4
[ ]Check box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b).

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person| 2. Issuer Name and Ticker or Trading
Lindsey         Garth             S.   |    Symbol
(Last)         (First)         (Middle)|
       132 South Rodeo Drive           |    United Television, Inc. (UTVI)
            Fourth Floor               |--------------------------------------
              (Street)                 | 3. IRS or Social Security Number of
Beverly Hills     CA              90212|    Reporting Person (Voluntary)
(City)          (State)           (Zip)|
                                       |
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4. Statement of Month/Year |5. If Amendment, Date or Original (Month/Year)
   12/99                   |
                           |
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6. Relationship of Reporting    |7. Individual or Joint/Group Filing
   Person to Issuer             |
   (Check all applicable)       |    X  Form filed by one Reporting Person
                                |   ---
    Director          10% Owner |
---                ---          |       Form filed by more than one Reporting
 x  Officer (give      Other    |   --- Person
--- title below)   --- (specify |
                       below)   |
    Executive Vice President    |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
                           Date              Code               Acquired (A)       Securities          Form:           Indirect
                          (Month/Day/Year)                      or Disposed        Beneficially        Direct (D)      Beneficial
                                                               of (D)             Owned at End        Indirect (I)    or Ownership
                                             Code   V                              of Month
							    Amount    (A)  Price
								       or
								      (D)

Common Stock              12/03/99           M                200     A    53.50
                          12/06/99           M              2,800     A    53.50
                          12/13/99           M                500     A    53.50
                          12/16/99           M              1,200     A    53.50
                          12/17/99           M                300     A    53.50
                          12/20/99           M              2,000     A    53.50
                          12/21/99           M              3,000     A    53.50
                          12/22/99           M              5,000     A    53.50
                          12/03/99           S                200     D    139.4375
                          12/06/99           S              2,800     D    135.5000
                          12/10/99           S                500     D    135.0000
                          12/15/99           S                100     D    134.0000
                          12/16/99           S              1,100     D    133.9375
                          12/17/99           S                300     D    136.7500
                          12/20/99           S              2,000     D    130.4437
                          12/21/99           S              3,000     D    127.5833 -0-              D
                                                                                    5,727            I               By trust
                                                                                    8,733            I               By trust*
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

FORM  4 (Continued)         Table II-Derivative Securities Acquired, Disposed
				     of, or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

1.Title of         2.Conversion or      3.Transaction  4.Transaction  5. Number of        6.Date
  Derivative         Exercise Price       Date           Code            Derivative         Exercisable
  Security           of Derivative        (Month/                        Securities         and Expiration
                     Security             Day/Year)                      Acquired (A)       Date
                                                                         or Disposed of     (Month/Day/Year)
                                                                         (D)
                                                                                              Date         Expiration
                                                           Code  V       (A)       (D)        Exercisable  Date
Employee stock option
  (right to buy)       53.50                12/03/99       M                         200      12/27/95**   12/26/99
                       53.50                12/06/99       M                       2,800      12/27/95**   12/26/99
                       53.50                12/13/99       M                         500      12/27/95**   12/26/99
                       53.50                12/16/99       M                       1,200      12/27/95**   12/26/99
                       53.50                12/17/99       M                         300      12/27/95**   12/26/99
                       53.50                12/20/99       M                       2,000      12/27/95**   12/26/99
                       53.50                12/21/99       M                       3,000      12/27/95**   12/26/99
                       53.50                12/22/99       M                       5,000      12/27/95**   12/26/99
7.Title and               8.Price of             9.Number of            10.Ownership     11.Nature
  Amount of                 Derivative             Derivative              Form of          of
  Underlying                Security               Securities              Derivative       Indirect
  Securities                (Instr. 5)             Beneficially            Security:        Beneficial
  (Instr.3                                         Owned at End            Direct (D)       Ownership
  and 4)                                           of Month                or               (Instr.4)
						   (Instr.4)               Indirect (I)
									   (Instr.4)
  Title          Number
		 of Shares
  Common Stock     200        --                     -0-                     D
  Common Stock   2,800        --                     -0-                     D
  Common Stock     500        --                     -0-                     D
  Common Stock   1,200        --                     -0-                     D
  Common Stock     300        --                     -0-                     D
  Common Stock   2,000        --                     -0-                     D
  Common Stock   3,000        --                     -0-                     D
  Common Stock   5,000        --                     -0-                     D
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Explanation of Responses:
* Shares held in Employees Stock Purchase Plan  as of 12/31/99.
**Option became exercisable as to one-third of shares covered thereby annually, beginning on 12/27/95.
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


 /s/  Garth S. Lindsey                        January 4, 2000
-------------------------------------        -----------------
   **Signature of Reporting Person                  Date